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                                                                 EXHIBIT (c)(1)

                                                                  EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                     VIVENDI

                              EAU ACQUISITION CORP.

                                       and

                        UNITED STATES FILTER CORPORATION

                                   dated as of

                                 March 22, 1999


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                                TABLE OF CONTENTS

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                                    ARTICLE I
                                    THE OFFER

SECTION 1.1      The Offer.............................................      2
SECTION 1.2      Company Actions.......................................      4
SECTION 1.3      Directors.............................................      5

                                   ARTICLE II
                                   THE MERGER

SECTION 2.1      The Merger............................................      6
SECTION 2.2      Effective Time........................................      6
SECTION 2.3      Effects of the Merger.................................      6
SECTION 2.4      Certificate of Incorporation and By-Laws
                 of the Surviving Corporation..........................      6
SECTION 2.5      Directors.............................................      6
SECTION 2.6      Officers..............................................      6
SECTION 2.7      Conversion of Common Shares...........................      7
SECTION 2.8      Conversion of Purchaser Common Stock..................      7
SECTION 2.9      Options; Stock Plans..................................      7
SECTION 2.10     Stockholders' Meeting.................................      8
SECTION 2.11     Merger Without Meeting of Stockholders................      8
SECTION 2.12     Closing...............................................      8

                                   ARTICLE III
                      DISSENTING SHARES; PAYMENT FOR SHARES

SECTION 3.1      Dissenting Shares.....................................      9
SECTION 3.2      Payment for Common Shares.............................      9

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1      Organization and Qualification; Subsidiaries..........     10
SECTION 4.2      Charter; By-Laws and Rights Agreement.................     11
SECTION 4.3      Capitalization; Subsidiaries..........................     11
SECTION 4.4      Authority.............................................     12
SECTION 4.5      No Conflict; Required Filings and Consents............     12
SECTION 4.6      SEC Reports and Financial Statements..................     14
SECTION 4.7      Environmental Matters.................................     15
SECTION 4.8      Compliance with Applicable Laws.......................     15


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SECTION 4.9      Litigation............................................     15
SECTION 4.10     Information...........................................     16
SECTION 4.11     Certain Approvals.....................................     16
SECTION 4.12     Employee Benefit Plans................................     16
SECTION 4.13     Intellectual Property.................................     19
SECTION 4.14     Taxes.................................................     19
SECTION 4.15     Absence of Certain Changes............................     20
SECTION 4.16     Labor Matters.........................................     20
SECTION 4.17     Rights Agreement......................................     21
SECTION 4.18     Brokers...............................................     21
SECTION 4.19     Opinion of Financial Advisor..........................     21
SECTION 4.20     Material Contracts....................................     21

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

SECTION 5.1      Organization and Qualification........................     22
SECTION 5.2      Authority.............................................     22
SECTION 5.3      No Conflict; Required Filings and Consents............     23
SECTION 5.4      Information...........................................     23
SECTION 5.5      Financing.............................................     24
SECTION 5.6      Stock Ownership.......................................     24
SECTION 5.7      Purchaser's Operations................................     24

                                   ARTICLE VI
                                    COVENANTS

SECTION 6.1      Conduct of Business of the Company....................     24
SECTION 6.2      Access to Information.................................     27
SECTION 6.3      Efforts...............................................     28
SECTION 6.4      Public Announcements..................................     29
SECTION 6.5      Employee Benefit Arrangements.........................     29
SECTION 6.6      Indemnification.......................................     30
SECTION 6.7      Notification of Certain Matters.......................     31
SECTION 6.8      Rights Agreement......................................     31
SECTION 6.9      State Takeover Laws...................................     32
SECTION 6.10     No Solicitation.......................................     32

                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.1      Conditions............................................     33


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                                  ARTICLE VIII
                         TERMINATION; AMENDMENTS; WAIVER

SECTION 8.1      Termination...........................................     34
SECTION 8.2      Effect of Termination.................................     35
SECTION 8.3      Fees and Expenses.....................................     35
SECTION 8.4      Amendment.............................................     36
SECTION 8.5      Extension; Waiver.....................................     36

                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.1      Non-Survival of Representations and Warranties........     36
SECTION 9.2      Entire Agreement; Assignment..........................     36
SECTION 9.3      Validity..............................................     37
SECTION 9.4      Notices...............................................     37
SECTION 9.5      Governing Law.........................................     38
SECTION 9.6      Descriptive Headings..................................     38
SECTION 9.7      Counterparts..........................................     38
SECTION 9.8      Parties in Interest...................................     38
SECTION 9.9      Certain Definitions...................................     38
SECTION 9.10     Specific Performance..................................     39
SECTION 9.11     Jurisdiction..........................................     39

Signatures.............................................................     41

ANNEX I             Conditions to the Offer
ANNEX II-A          List of Parties to Support Agreements
ANNEX II-B          Forms of Support Agreements
ANNEX III           Forms of Employment Agreements
ANNEX IV            Form of Company Stock Option Agreement

Attachment 1      Form of FIRPTA Certificate
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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 22, 1999, by and among VIVENDI, a societe anonyme organized under the laws of France ("Parent"), EAU ACQUISITION CORP., a Delaware corporation and a subsidiary of Parent (the "Purchaser"), and UNITED STATES FILTER CORPORATION, a Delaware corporation (the "Company").

            WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, pursuant to this Agreement the Purchaser has agreed to commence a tender offer (the "Offer") to purchase all of the outstanding shares of the Company's common stock, par value $.01 per share (the "Common Shares"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 27, 1998, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement") (the Common Shares, together with the Rights, are hereinafter referred to as the "Shares"), at a price per Share of $31.50 net to the seller in cash (the "Offer Price");

            WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) approved the Offer and (ii) approved and adopted this Agreement, declared its advisability and is recommending that the Company's stockholders accept the Offer, tender their Shares to the Purchaser and approve and adopt this Agreement;

            WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved and adopted the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each of the issued and outstanding Shares not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive the Offer Price in cash;

            WHEREAS, as a condition and inducement to Parent's and the Purchaser's willingness to enter into this Agreement, upon the execution and delivery of this Agreement, the individuals and entities set forth in Annex II-A are simultaneously entering into and delivering support agreements (the "Support Agreements") in the forms attached hereto as Annex II-B;

            WHEREAS, as a condition and inducement to Parent's and the Purchaser's willingness to enter into this Agreement, the individuals set forth on Annex II-A are simultaneously entering into and delivering the Employment Agreements in the form of Annex III attached hereto;

            WHEREAS, as a condition and inducement to Parent's and the Purchaser's willingness to enter into this Agreement, the Purchaser and the Company are simultaneously entering into and delivering the Company Stock Option Agreement in the form of Annex IV attached hereto;

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            WHEREAS, the Boards of Directors of Parent, the Purchaser and the
Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and the Purchaser upon the terms and subject to the conditions set forth herein; and

            WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

                                    ARTICLE I

                                    THE OFFER

            SECTION 1.1. The Offer.

            (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and none of the events set forth in Annex I hereto (the "Tender Offer Conditions") shall have occurred, as promptly as practicable but in no event later than the fifth business day from the date of this Agreement, Parent shall cause the Purchaser to, and the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) the Offer to purchase all outstanding Shares at the Offer Price and shall file all necessary documents with the Securities and Exchange Commission (the "SEC") in connection with the Offer (together with any amendments or supplements to the "Offer Documents"). The Offer shall remain open until at least the twentieth business day after the commencement of the Offer. Purchaser shall disseminate to holders of Common Shares the Offer Documents to the extent required by law. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant thereto will be subject only to the satisfaction of the conditions set forth in Annex I hereto.

            (b) Without the prior written consent of the Company, the Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares or reduce the time period during which the Offer shall remain open. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the Tender Offer Conditions as of any expiration date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer. Notwithstanding the foregoing, the Purchaser shall be entitled to extend the Offer, if at the initial expiration of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived, and Parent agrees to cause the Purchaser to extend the Offer up to 40 days in the aggre-


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gate, in one or more periods of not more than 10 business days, if, at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer set forth in paragraphs (a), (b) or (g) of Annex I is not satisfied or waived; provided, however, that the Purchaser shall not be required to extend the Offer as provided in this sentence unless, in Parent's reasonable judgment,
(i) each such condition is reasonably capable of being satisfied and (ii) the Company is in material compliance with all of its covenants under this Agreement. In addition, without limiting the foregoing, the Purchaser may, without the consent of the Company, if, on the expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer are sufficient to satisfy the Minimum Condition (as defined in Annex I hereto) but equal to less than 90% of the outstanding Shares, extend the Offer for up to 15 business days in the aggregate notwithstanding that all the conditions to the Offer have been satisfied so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than those set forth in paragraphs (a), (b) or (d) of Annex I) that subsequently may not be satisfied during any such extension of the Offer. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

            (c) Parent and the Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents and any material amendments thereto prior to the filing thereof with the SEC. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws. Parent and Purchaser will provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Purchaser may received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any oral responses of Parent, Purchaser or their counsel.

            SECTION 1.2 Company Actions.

            (a) The Company shall file with the SEC and mail to the holders of Common Shares, on the date of the filing by Parent and the Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") reflecting the recommendation of the Company Board that holders of Shares tender their Shares pursuant to the Offer, and shall disseminate the Schedule


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14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule
14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held, has (i) determined by unanimous vote of its directors present at the meeting at which this Agreement was approved that the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and adopted this Agreement and declared its advisability in accordance with the GCL, (iii) recommended acceptance of the Offer and approval of this Agreement by the Company's stockholders (if such approval is required by applicable law), and (iv) taken all other action necessary to render Section 203 of the GCL and the Rights inapplicable to the Offer, the Merger, the Company Stock Option Agreement and the Support Agreements. The Company further represents that, prior to the execution hereof, each of Salomon Smith Barney
Inc. ("SSB") and J.P. Morgan & Co. Incorporated ("J.P. Morgan") has delivered to the Company Board its written opinion that the consideration to be received for the Shares pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view. The Company further represents and warrants that it has been authorized by each of SSB and J.P. Morgan to permit, subject to prior review and consent by each of SSB and J.P. Morgan, respectively (such consent not to be unreasonably withheld), the inclusion of the respective fairness opinion (or a reference thereto) in the Offer Documents and in the
Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.2(a).

            (b) The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser for inclusion in the Schedule 14D-9. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any material amendments thereto prior to the filing thereof with the SEC. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities law. The Company will provide Parent, Purchaser and their counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof and will provide Parent, Purchaser and their counsel with a copy of any written responses and telephonic notification of any oral responses of the Company or its counsel.

            (c) In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record hold-


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ers of the Shares as of the most recent practicable date and shall furnish the
Purchaser with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders.

            SECTION 1.3 Directors.

            (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for the Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number provided, however, that the Purchaser shall not be entitled to designate any members to the Company Board without owning a majority of the Shares, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time (as defined herein), the Company Board shall always have at least two members who are neither officers, directors or designees of the Purchaser or any of its affiliates ("Purchaser Insiders") (including at least two members who are "independent directors" for purposes of the rules of the New York Stock Exchange). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.

            (b) The Company's obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section
1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.

            (c) Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time (as defined herein), if any of the directors of the Company then in office are not Purchaser Insiders, any amendment or termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder adversely affecting the rights of the minority stockholders of the Company, will require the concurrence of a majority of such directors.


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                                   ARTICLE II

                                   THE MERGER

            SECTION 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

            SECTION 2.2 Effective Time. As soon as practicable after the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b), but subject to Sections 7.1(c) and 7.1(d), the Company shall execute, in the manner required by the GCL, and deliver to the Secretary of State of the State of Delaware a duly executed certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

            SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

            SECTION 2.4 Certificate of Incorporation and By-Laws of the Surviving Corporation.

            (a) The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

            (b) Subject to the provisions of Section 6.6 of this Agreement, the By-Laws of the Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

            SECTION 2.5 Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time, as well as Mr. Richard J. Heckmann shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

            SECTION 2.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


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            SECTION 2.7 Conversion of Common Shares. At the Effective Time, by
virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares (as defined herein)), shall be cancelled and retired and shall be converted into the right to receive $31.50 in cash (the "Merger Price"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share.

            SECTION 2.8 Conversion of Purchaser Common Stock. The Purchaser has outstanding 100 shares of common stock, par value $.01 per share, all of which are entitled to vote with respect to approval of this Agreement. At the Effective Time, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

            SECTION 2.9 Options; Stock Plans. Prior to the consummation of the Offer, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or desirable (including obtaining all applicable consents from optionees) to provide for the cancellation, effective at the Effective Time, of all of the outstanding stock options (the "Options") heretofore granted under any stock option or similar plan of the Company (the "Stock Plans") or under any agreement, without any payment therefor except as otherwise provided in this Section 2.9. Immediately prior to the Effective Time, all Options (whether vested or unvested) which are listed in Section 2.9 of the disclosure schedule delivered to Parent by the Company prior to the date hereof (the "Company Disclosure Schedule"), which list includes all outstanding Options, shall be canceled, to the extent such Options remain outstanding as of immediately prior to the Effective Time (and to the extent exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by the Company (less any applicable withholding taxes), as soon as practicable following the Effective Time, equal to the product of (i) the total number of Common Shares subject to such Option (without regard to whether such Option was vested or unvested) and (ii) the excess, if any, of the Merger Price over the exercise price per Share subject to such Option (the "Cash Payments"); provided that no such payment shall be due until following such time that the Company has delivered to Parent a true and complete list of the Options which remained outstanding as of immediately prior to the Effective Time. The Company represents and warrants that the Company Board has taken all necessary action to terminate the 1991 Employee Stock Option Plan, the 1991 Director Stock Option Plan, as amended, and the 1998 Stock Incentive Plan, and all other Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary in each case effective prior to the Effective Time; provided, however, that with respect to any employment agreements that provide for


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

grants of Options, the Company will take such necessary action prior to the Effective Time. The Company and the Parent agree that the Cash Payments are the sole payments that will be made with respect to or in relation to the Options. The Company may take all such steps as may be required to cause the transactions contemplated by this Section 2.9 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

            SECTION 2.10 Stockholders' Meeting.

            (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                  (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and adoption of this Agreement by its stockholders; and

                  (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and adoption of this Agreement.

            (b) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and of this Agreement. Parent agrees that it will not transfer, sell or assign any of the shares of the Purchaser prior to the Effective Date.

            SECTION 2.11 Merger Without Meeting of Stockholders. Notwithstanding
Section 2.10, in the event that the Purchaser shall acquire at least 90% of the outstanding Shares pursuant to the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the GCL.

            SECTION 2.12 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practica-ble, but in no event later than the third business day, after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, unless another date or place is agreed to in writing by the parties hereto.

                                   ARTICLE III

                      DISSENTING SHARES; PAYMENT FOR SHARES

            SECTION 3.1 Dissenting Shares. Notwithstanding Section 2.7, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with the GCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Price, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Price. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares, and Parent shall have the right to conduct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, or otherwise negotiate, any such demands.

            SECTION 3.2 Payment for Common Shares.

            (a) From and after the Effective Time, such bank or trust company as shall be mutually acceptable to Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment of the Merger Price pursuant to Section 2.7. At the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.7.

            (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Shares held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable.

            (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon. Notwithstanding the foregoing, none of Parent, the Purchaser, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

            (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


            The Company represents and warrants to Parent and the Purchaser, except as set forth by specific reference to the applicable Section of this
Article IV in the Company Disclosure Schedule (as hereinafter defined), as follows:

            SECTION 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its significant subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any change in or effect on the business, financial condition, results of operation or prospects of the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole or could reasonably be expected to prevent or delay consummation of the Offer or the Merger.

            SECTION 4.2 Charter; By-Laws and Rights Agreement. The Company has heretofore made available to Parent and the Purchaser a complete and correct copy of the certificate of incorporation and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of its domestic subsidiaries and has made available a complete and correct copy of the Rights Agreement as amended through the date hereof.

            SECTION 4.3 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 300,000,000 Common Shares and 3,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock") of which 300,000 shares are designated Series A Junior Participating Preferred Stock, par value $.10 per share (the "Junior Preferred Stock"). As of the close of business on March 20, 1999, 182,027,902 Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and 119,129 Common Shares were held in treasury. As of the close of business on March 20, 1999 there were no shares of Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of March 20, 1999, there were 14,626,972 Common Shares reserved for issuance pursuant to outstanding Options granted under the Stock Plans there were 1,231,050 Common Shares reserved for issuance pursuant to outstanding warrants and 300,000 shares of Junior Preferred Stock reserved for issuance upon exercise of the Rights. Section 4.3 of the Company Disclosure Schedule sets forth the holders of all outstanding Options and the number, exercise prices and expiration dates of each grant to such holders. Except as set forth in Section 4.3 of the Company Disclosure Schedule, since December 31, 1998, the Company has not granted any Options or issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in Section 4.3 of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth above or in Section 4.3 of the Company Disclosure Schedule or for the Rights and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests and neither the Company nor any of its subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement or the Rights Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable (except, in the case of foreign subsidiaries, for immaterial failures to be such), and such shares of the Company's subsidiaries are owned by the Company or by a subsidiary of the Company in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). Set forth in Section 4.3 of the Company Disclosure
Schedule is a complete and correct list of each domestic subsidiary (direct or indirect) of the Company, each material foreign subsidiary (direct or indirect) of the Company and any joint ventures or partnerships in which the Company or any of its subsidiaries has an interest (and the amount and percentage of any such interest). No entity in which the Company or any of its subsidiaries owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole.

            SECTION 4.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Company Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares entitled to vote thereon, to the extent required by applicable law). Each of this Agreement and the Company Stock Option Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the Company Stock Option Agreement by Parent and the Purchaser (to the extent Parent or Purchaser is a party thereto), constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            SECTION 4.5 No Conflict; Required Filings and Consents.

            (a) Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act") are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, (iii) the filing of the certificate of merger and other appropriate merger documents, if any, as required by the GCL, is made, (iv) approval of this Agreement by the holders of a majority of the Common Shares, if required by the GCL, is received, and (v) the filings required under the competition and foreign investment and other applicable laws, each as set forth on

Section 4.5(b) of the Company Disclosure Schedule, and the approvals and consents thereunder have been obtained (or waiting periods thereunder have been terminated or have expired), none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its material subsidiaries, (ii) except as disclosed on Section 4.5(a) of the Company Disclosure Schedule, result in a breach or violation of, a default under or the triggering of any payment or the increase in any other obligations pursuant to, any of the Company's existing Employee Benefit Arrangements (as hereinafter defined) or any grant or award made under any of the foregoing, (iii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to the Company or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iv) except as set forth in Section 4.5 of the Company Disclosure Schedule, require the consent from or the giving of notice to a third party pursuant to, result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, the triggering of any payment by, or the increase in any other obligation of, the Company or any of its subsidiaries or the creation of any material Lien on any of the property or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (ii), (iii) or this clause (iv) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise Plan (as defined in Section 4.13), or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, except in the case of (ii), (iii) and (iv) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

            (b) None of the execution and delivery of this Agreement or the Company Stock Option Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby or compliance by the Company with any of the provisions hereof or thereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing with respect to any Governmental Entity (as hereinafter defined) or any other third party being a "Consent"), any government or subdivision thereof, domestic or foreign (including supranational) or any administrative, governmental, legislative or regulatory authority, agency, commission, tribunal, court or body, domestic or foreign (including supranational) (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act, (iv) such filings, authorizations, orders and approvals, if any, as set forth on Section 4.5(b) of the Company Disclosure Schedule, as are required under foreign laws or
(v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations hereunder or (iii) prevent or materially delay consummation of the transactions contemplated hereby.

            SECTION 4.6 SEC Reports and Financial Statements.

            (a) The Company and its subsidiaries have filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC since March 31, 1996 (as amended since the time of their filing and prior to the date hereof, collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder (the "Securities Act") applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (b) The (i) consolidated balance sheets as of March 31, 1998 (the "3/31/98 Balance Sheet") and March 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1998 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-K for the fiscal year ended March 31, 1998 as amended or restated prior to the date hereof and (ii) the unaudited consolidated balance sheet as of December 31, 1998 and the unaudited consolidated statements of operations, stockholders' equity and cash flows for the three- and nine-month periods ended December 31, 1998 of the Company contained in the Company's Form 10-Q for the three-month period ended December 31, 1998 present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its subsidiaries as of the dates or for the periods presented therein and were prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as set forth in the notes contained therein and subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount).

            (c) Except as reflected in the SEC Reports or reserved against in the 12/31/98 Balance Sheet or as set forth in Section 4.6(c) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries have any material liabilities or obligations (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the 12/31/98 Balance Sheet.

            (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC (but which it would or will be required to file with the SEC) to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

            SECTION 4.7 Environmental Matters. Except as set forth in the Company Disclosure Schedule or except as disclosed in the SEC Reports or otherwise would not have a Material Adverse Effect:

            (a) the Company and its subsidiaries are and have been in compliance in all respects with federal, state, local and foreign laws and regulations relating to pollution, protection or preservation of human health or the environment ("Environmental Laws") relating to the generation, storage, containment, disposal, transport or handling of regulated levels of hazardous or toxic materials, substances or wastes ("Hazardous Materials"), including compliance with any environmental permits or similar governmental authorizations or the terms and conditions thereof;

            (b) there is no pending claim, investigation, order, or judicial or administrative proceeding against the Company or any of its subsidiaries for any violation of Environmental Laws or for investigation, remediation or clean up of Hazardous Materials, or payment therefor, by any third party included in any governmental authority, pursuant to any Environmental Law at any location owned or operated by the Company or its subsidiaries, or at any location to which the Company or any of its subsidiaries have sent Hazardous Materials; and

            (c) there currently exist no facts or circumstances that could reasonably be expected to (i) give rise to proceedings described in subsection
(b) above and (ii) prevent the renewal or reissuance, on terms reasonably comparable to those in existence, or any permits or authorizations required for the Company's operations under any Environmental Law as such laws currently exist.

            SECTION 4.8 Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (the "Company Permits") required in order to own their assets and to conduct their respective businesses as currently conducted, except where the failure to hold such Company Permits, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The operations of the Company and its subsidiaries have been conducted in compliance with all applicable laws, ordinances and regulations of any Governmental Entity, except violations which will not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            SECTION 4.9 Litigation. Except as reflected in the SEC Reports or as set forth in Section 4.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, which, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

            SECTION 4.10 Information. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents,
(ii) the Proxy Statement or (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

            SECTION 4.11 Certain Approvals. The Company Board has taken any and all necessary and appropriate action to render inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement, the Company Stock Option Agreement and the Support Agreements the provisions of Section 203 of the GCL. No other state takeover statute or similar domestic or foreign statute or regulation applies or purports to apply to the Offer, the Merger or the transactions contemplated by this Agreement, the Company Stock Option Agreement, or the Support Agreements.

            SECTION 4.12 Employee Benefit Plans.

            (a) Section 4.12(a) of the Company Disclosure Schedule includes a complete list of all material employee benefit plans, programs, agreements and other arrangements providing benefits to any former, current or future employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute for the benefit of U.S. employees of the Company and its subsidiaries ("Listed Plans"). Without limiting the generality of the foregoing, the term "Listed Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA and all other material employee benefit, employment, bonus, incentive, profit sharing, thrift, compensation, restricted stock, retirement, savings, deferred compensation, stock purchase, stock option, termination, severance, change in control, fringe benefit and other similar plans, programs, agreements or arrangements. For purposes of this Agreement, the term "Plans" shall mean all Listed Plans and all plans, programs, agreements and other arrangements which would have been Listed Plans, if there were no materiality qualifier for the definition of Listed

Plans or if plans, programs, agreements and other arrangements for non-U.S. employees of the Company and its subsidiaries (other than employment agreements for non-U.S. employees that are not material) were on the Company Disclosure Schedule.

            (b) With respect to each Listed Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Listed Plan, including, without limitation, all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description (and any material modification to such description), if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any. As soon as practicable following the date of this Agreement, the Company will provide to Parent the foregoing information, if applicable, with respect to the Plans that are not Listed Plans and a list of such Plans. Except as both previously made available to Parent and set forth on the Company Disclosure Plan, there are no material amendments to any Plan (or the establishment of any new Plan) that have been adopted or approved nor has the Company or any of its subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new Plans.

            (c) Section 4.12(c) of the Company Disclosure Schedule identifies each Listed Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the "Code") ("Qualified Plans"). The IRS has issued a favorable determination letter (or, with respect to standardized prototype plans, an opinion letter) with respect to each Qualified Plan that has not been revoked, and, to the Company's knowledge, there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No Plan is intended to meet the requirements of Section 501(c)(9) of the Code. Except as disclosed on actuarial reports previously provided to Parent, with respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Plan and, to the knowledge of the Company, no event has occurred which would be reasonably expected to change any such funded status.

            (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. With respect to each Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

            (e) With respect to each such multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") in which the Company, any subsidiary or any ERISA Affiliate participates or has participated, (i) none of the Company, any of its subsidiaries or any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; (ii) none of the Company nor any of its subsidiaries or any ERISA Affiliate has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent;
(iii) none of the Company, any of its subsidiaries or any ERISA Affiliate has failed to make any required contributions; (iv) to the Company's knowledge, no such plan is a party to any pending merger or asset or liability transfer; (v) to the Company's knowledge, there are no PBGC proceedings against or affecting any such plan; and (vi) none of the Company, any of its subsidiaries or any ERISA Affiliate has any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA. With respect to each Multiemployer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company, any of its subsidiaries and any ERISA Affiliates would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, nothing has occurred or is expected to occur that would materially increase the amount of the total potential withdrawal liability for any such plan over the amount shown in the Company Disclosure Schedule.

            (f) Except as set forth in the Company's Disclosure Schedule, neither the Company nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA at no expense to the Company and its subsidiaries.

            (g) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or other alternate dispute resolution proceedings which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries to any Plan participant or beneficiary, the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

            (h) All Plans covering foreign employees of the Company or any of its subsidiaries comply in all material respects with applicable local law (including any qualification or registration requirements) and, to the extent applicable, are fully funded and/or fully book reserved in accordance with applicable law and GAAP.

            (i) Other than as disclosed in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the Company Stock Option Agreement or the Support Agreements will (either alone or in conjunction with any other act) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any of its subsidiaries, or to fund any "rabbi" trust or similar trust.

            (j) Except as set forth in the Company Disclosure Schedule, no Plans provide for the reimbursement of any excise taxes under Section 4999 of the Code.

            (k) Except as set forth on Section 4.12(k) of the Company Disclosure Schedule, no employment agreement or stock option agreement between the Company and any of its executive officers has been amended subsequent to December 31,1998.

            SECTION 4.13 Intellectual Property.

            (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company owns or possesses adequate licenses or other valid rights to use all Intellectual Property used in connection with the business of the Company as currently conducted. As used herein "Intellectual Property" shall mean all patents, patent applications, patent disclosures, assumed names, trade names, trademarks, trademark registrations and trademark applications, service marks, service mark registrations and service mark applications, certification marks, certification mark registrations and certification mark applications, copyrights, copyright registrations and copyright registration applications, chip registrations and chip registration applications, both domestic and foreign, which are owned by the Company or any of its subsidiaries and all computer software (and related documentation), trade secrets, know-how, industrial property, technology or other proprietary rights used or held for use in connection with the business of the Company and its subsidiaries as currently conducted.

            (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, none of the licenses which are part of the Intellectual Property is subject to termination or cancellation or change in its terms or provisions as a result of this Agreement or the transactions provided for in this Agreement.

            (c) To the knowledge of the Company, no Person or entity is infringing, or has misappropriated, any Intellectual Property.

            (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no claims with respect to the Intellectual Property have been asserted or, to the best knowledge of the Company, are threatened by any Person nor does the Company know of any valid grounds for any claims (i) to the effect that the manufacture, sale or use of any product or process or the furnishing of any service as previously used, now used or offered or proposed for use or sale by the Company infringes on any copyright, trade secret, patent, tradename or other intellectual property right of any Person, (ii) against the use by the Company or any of its subsidiaries of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all granted and issued patents and all registered trademarks and service marks and all copyrights held by the Company or any of its subsidiaries are valid, enforceable and subsisting.

            SECTION 4.14 Taxes.

            (a) The Company and each of its subsidiaries has duly filed (or has had duly filed on their behalf) or will duly file or cause to be duly filed all material federal, state, local and foreign income and other Tax Returns (as hereinafter defined) required to be filed by it, and has duly paid or caused to be paid all Taxes (as hereinafter defined) shown to be due on such Tax Returns in respect of the periods covered by such Tax Returns and has made adequate provision according to GAAP in the Company's financial statements for payment of all Taxes in respect of all taxable periods or portions thereof ending on or before the date hereof. Section
4.14 of the Company Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Company or its subsidiaries have been examined by the IRS or, to the Company's knowledge, other appropriate taxing authority, or the periods during which the opportunity for any assessments to be made by the IRS or, to the Company's knowledge, other appropriate taxing authority has expired. All material deficiencies and assessments asserted in writing as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for according to GAAP in the Company's financial statements, and no issue or claim has been asserted or threatened in writing for Taxes by any taxing authority for any prior period, other than those heretofore paid or adequately provided for according to GAAP in the Company's financial statements. Except as set forth in Section 4.14 of the Company Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of the Company or any of its subsidiaries. Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or that would not be deductible pursuant to the terms of Section 162(a)(l), 162(m) or 162(n) of the Code. Except as set forth in
Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to a material Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect.

            (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, license, payroll, withholding, export, import, and customs duties, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

            SECTION 4.15 Absence of Certain Changes. Except as disclosed in
Section 4.15 of the Company Disclosure Schedule or the SEC Reports, since December 31, 1998 through the date hereof (i) there has not been any Material Adverse Effect on the Company or any event, development or circumstance which could reasonably be expected to have a Material Adverse Effect on the Company; and (ii) the businesses of the Company and its subsidiaries have been conducted only in the ordinary course and in a manner consistent with past practice.

            SECTION 4.16 Labor Matters. No work stoppage involving the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened and neither the Company nor any of its subsidiaries is involved in, threatened with or affected by any labor dispute, arbitration, lawsuit or administrative proceeding which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, none of the employees of the Company or of any of its subsidiaries are represented by any labor union or any collective bargaining organization and, to the best knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its subsidiaries. There is no pending charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

            SECTION 4.17 Rights Agreement. The Company and the Company Board have taken all necessary action to amend the Rights Agreement (without redeeming the Rights) so that (a) none of the execution or delivery of this Agreement, the Company Stock Option Agreement and the Support Agreements, the making of the Offer, the acquisition of Common Shares pursuant to the Offer under this Agreement, the Company Stock Option Agreement and the Support Agreements, or the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Parent, the Purchaser or any of their Affiliates or Associates to be an Acquiring Person (as each such term is defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement), and (b) the Rights Agreement will expire immediately prior to the Effective Time; and the Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been previously provided to Parent.

            SECTION 4.18 Brokers. Except for the engagement of SSB and J.P. Morgan, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company has previously delivered to Parent a copy of the Company's engagement letter with each of SSB and J.P. Morgan.

            SECTION 4.19 Opinion of Financial Advisor. The Company has received the written opinion of each of SSB and J.P. Morgan, its financial advisors, to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view. The Company will promptly deliver to Parent a copy of such opinions.

            SECTION 4.20 Material Contracts. Except as identified in the SEC Reports, neither the Company nor any of its subsidiaries is party to, nor is the Company or any of its subsidiaries (or their respective assets) bound by, any contract, indenture, lease or other agreement which, individually or in the aggregate, is material to the Company and the subsidiaries taken as a whole. Except as identified in the SEC Reports or in Section 4.20 of the Company Disclosure Schedule, there are no (i) contracts, indentures, leases or other agreements between the Company or any subsidiary, on the one hand, and any current or former director, officer, employee or 5% or greater shareholder of the Company or any of their affiliates or family members, on the other, or (ii) any material non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, the business of the Company and its subsidiaries, is or would be conducted. All contracts, indentures, leases and agreement to which the Company or any of the subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect in accordance with its terms would and enforceable against the parties thereto in accordance with their respective terms, other than such failures to be so valid and binding, in full force and effect or enforceable which would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. There is not under any such contract, indenture or agreement any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its subsidiaries, or to the Company's knowledge, any other party, except to the extent any such defaults or events would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND THE PURCHASER

            Parent and the Purchaser represent and warrant to the Company, except as set forth by specific reference to the applicable Section of this
Article V in the Parent Disclosure Schedule (as hereinafter defined), as follows:

            SECTION 5.1 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent is a societe anonyme organized under the laws of France. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, financial condition, results of operation or prospects of Parent or any of its subsidiaries that would reasonably be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole or could reasonably be expected to prevent or delay consummation of the Offer or the Merger.

            SECTION 5.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Company Stock Option Agreement by Parent and the Purchaser (to the extent Parent or Purchaser is a party thereto) and the consummation by Parent and the Purchaser to the extent Parent or Purchaser is a party thereto of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and the Purchaser and by Parent as sole stockholder of the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby or thereby (to the extent Parent or Purchaser is a party thereto). Each of this Agreement and the Company Stock Option Agreement has been duly executed and delivered by each of Parent and the Purchaser (to the extent Parent or Purchaser is a party thereto) and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser (to the extent Parent or Purchaser is a party thereto) enforceable against each of them in accordance with its terms.

            SECTION 5.3 No Conflict; Required Filings and Consents.

            (a) Assuming (i) the filings required under the HSR Act are made and the waiting periods thereunder have terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, (iii) the filings required under the competition and foreign investment and other applicable laws, each as set forth on Section 5.3 of the disclosure schedule delivered to the Company by the Parent prior to the date hereof (the "Parent Disclosure Schedule"), and the approvals and consents thereunder have been obtained (or waiting periods thereunder have been terminated or have expired), and (iv) the filing of the certificate of merger and other appropriate merger documents, if any, as required by the GCL, is made, none of the execution and delivery of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to Parent or the Purchaser or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser or any of their subsidiaries is a party or by which Parent or the Purchaser or any of their subsidiaries or any of their respective properties or assets may be bound or affected.

            (b) None of the execution and delivery of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the transactions contemplated hereby or compliance by Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act and any state securities, "blue sky" or takeover law, (ii) the filing of a certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act, and (iv) such filings, authorizations, orders and approvals, if any, as set forth on Section 5.3 of the Parent Disclosure Schedule, as are required under foreign laws.

            SECTION 5.4 Information. None of the information supplied or to be supplied by Parent and the Purchaser for inclusion in (i) the Schedule 14D-9,
(ii) the Proxy Statement or (iii) the Other Filings will, at the respective times filed with the SEC or such other Gov-ernmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents and any supplement thereto will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and the Offer Documents and any supplement thereto will not contain, as of the date thereof, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement herein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to the statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation therein.

            SECTION 5.5 Financing. Parent and Purchaser collectively will have at the closing of the Offer and the Effective Time and Parent will make available to Purchaser sufficient funds to enable Purchaser to purchase all Shares, on a fully diluted basis, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

            SECTION 5.6 Stock Ownership. As of the date hereof, except as set forth on Section 5.6 of Parent's Disclosure Schedule, none of the Parent, Purchaser or any of their respective "affiliates" or "associates" (as those terms are defined under Rule 12b-2 under the Exchange Act) beneficially own any Shares.

            SECTION 5.7 Purchaser's Operations. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

                                   ARTICLE VI

                                    COVENANTS

            SECTION 6.1 Conduct of Business of the Company. Except as required by this Agreement or otherwise with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use all reasonable efforts, and will cause each of its subsidiaries to use its all reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and employees, and to preserve the good will of those having business relationships with it, including, without limitation, maintaining satisfactory relationships with licensors, suppliers, customers and others having business relationships with the Company and its subsidiaries. Without limiting the generality of the foregoing, and except as otherwise required by this Agreement or as set forth in

Section 6.1 of the Company Disclosure Schedule, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

            (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents or the Rights Agreement or adopt a plan of merger, consolidation, reorganization, dissolution or liquidation;

            (b) sell, pledge or encumber any stock owned by it in any of its subsidiaries;

            (c) (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or (B) any other securities in respect of, in lieu of, or in substitution for, Common Shares or any other capital stock of any class outstanding on the date hereof or (ii) make any other changes in its capital structure (other than incurrence of indebtedness in the amount of up to $100 million in the aggregate under existing revolving credit facilities);

            (d) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned subsidiaries;

            (e) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

            (f) increase, or accelerate payment of, the compensation or benefits payable or to become payable to its directors, officers or, except in the ordinary course of business consistent with past practice in accordance with regular review and promotion cycles, employees (whether from the Company or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement to any officer, director or, except in the ordinary course of business consistent with past practice in accordance with regular review and promotion cycles, employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), or grant any severance or termination pay to any officer, director or other employee of the Company or any of its subsidiaries (other than as required by existing agreements or policies described in Section 6.1 of the Company Disclosure Schedule), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend, or waive any performance or vesting criteria or amend the exercise or grant price for any equity-based awards under any Plan for the benefit or welfare of any current or former directors, officers or employees of the Company or its subsidiaries or their beneficiaries or dependents (any of the foregoing being an "Employee Benefit Arrangement"), except, in each case, to the extent required by applicable law or regulation;

            (g) acquire, mortgage, encumber, sell, pledge, lease, license or dispose of any assets (including Intellectual Property or resource rights), except in the ordinary course of business consistent with past practice or any securities;

            (h) (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur or prepay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, but in any event such incurrences, assumptions or prepayments not to exceed $100 million in the aggregate, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party except in the ordinary course of business consistent with past practice, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and (except as would not be material) in accordance with their terms, (iv) make any loans, advances or capital contributions to, or investments in, any other person or entity, except for loans, advances, capital contributions or investments in the ordinary course, consistent with past practice (in an amount not to exceed $10 million in the aggregate), or between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company, (v) authorize or make capital expenditures (other than those previously committed as disclosed in the Capital Plan of the Company, a copy of which has been provided to the Purchaser) in excess of $10 million, (vi) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (vii) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by the Company's regular independent accountants;

            (i) settle or compromise any suit or claim or threatened suit or claim where the amount involved is greater than $5 million;

            (j) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (or any of the rights of the Company or any of its subsidiaries thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries; provided, however, that neither the Company nor any of its subsidiaries may under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party;

            (k) file any income Tax Return (other than in the ordinary course in a manner consistent with past practice), make any Tax election not required by law or settle or compromise any Tax liability;

            (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business consistent with past practice;

            (m) acquire (by merger, consolidation, acquisition of stock or assets, combination or other similar transaction) any material corporation, partnership or other business organization or division or assets thereof;

            (n) enter into any material contract or agreement other than in the ordinary course of business consistent with past practice;

            (o) except as may be required as a result of a change in law or in GAAP, make any change in its methods of accounting, including Tax accounting policies and procedures;

            (p) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act;

            (q) except as specifically permitted pursuant to Section 6.10 take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

            (r) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the meeting contemplated by Section 2.10 of this Agreement;

            (s) agree in writing or otherwise to take any of the foregoing actions prohibited under this Section 6.1.

Notwithstanding the foregoing provisions of this Section 6.1, any action taken by or with the consent of the full Board of Directors after the time directors nominated by the Purchaser have been elected or appointed to, and shall constitute a majority of, the Company Board pursuant to Section 1.3 hereof, shall not constitute a violation of this Section 6.1.

            SECTION 6.2 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Purchaser and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and will cause the Company Representatives and the Company's subsidiaries to furnish Parent, the Purchaser and the Parent Representatives to the extent available with such financial and operating data and such other information (with sensitivity to competitive information) with respect to the business and operations of the Company and its subsidiaries as Parent and the Purchaser may from time to time reasonably request provided that the foregoing shall not require the Company to permit any inspection, or to disclose any information, which would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if such disclosure would reasonably be expected to result in liability to the Company, and provided that the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. The Confidentiality Agreement dated March 15, 1999, as amended through the date hereof, between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to the Evaluation Materials (as defined in the Confidentiality Agreement). The Company shall furnish promptly to Parent and the Purchaser a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state or foreign securities laws. The Company shall cause its independent auditors to allow the review of the work papers of such auditors relating to the Company and its subsidiaries. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the Company.

            SECTION 6.3 Efforts.

            (a) Subject to the terms and conditions provided herein, each of the Company, Parent and the Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings or requests for additional information under the HSR Act, or other foreign filings and any amendments to any thereof. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance.

            (b) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the Offer and this Agreement.

            (c) Neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the recommendation of the Company Board of this Agreement, the Offer or the Merger, or approve or recommend, or propose publicly to approve or recommend, an Acquisition Transaction, unless the Company Board determines in good faith by a vote of a majority of the members of the full Company Board that failing to take such action would create a reasonable likelihood of a breach of the fiduciary duties of the Company Board, after consultation with and receipt of advice from its outside counsel to such effect. Nothing contained in this Section 6.3(c) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if the Company Board determines in good faith by a vote of a majority of the members of the full Company Board, based on the opinion of outside counsel, that a failure so to disclose would be inconsistent with its obligations under applicable law. Any withdrawal, modification or change of the recommendation of the Company Board of this Agreement, the Merger or the Offer shall not change the approval of the Company Board for purpose of causing any state takeover statute or other law or the Rights Agreement or the Rights to be inapplicable to this Agreement, the Merger, the Company Stock Option Agreement and the Support Agreements, and the transactions contemplated hereby and thereby.

            (d) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

            SECTION 6.4 Public Announcements. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

            SECTION 6.5 Employee Benefit Arrangements.

            (a) Except for employees subject to collective bargaining agreements, until December 31, 2000, Parent shall maintain, or cause the Surviving Corporation to maintain compensation and employee benefits substantially equivalent in the aggregate to those provided by the Company immediately prior to the Effective Time (not taking into account equity-based incentive compensation provided by the Company). Parent agrees that, from and after the Effective Time, Parent will honor or will cause the Surviving Corporation to honor, all obligations under the Listed Plans. Notwithstanding the foregoing, from and after the Effective Time, the Surviving Corporation shall have the right to amend, modify, alter or terminate any Plan to the extent the terms of such Plans permit such action; provided, however, that for a period of no less than 12 months following the Effective Time, the Surviving Corporation shall neither terminate nor adversely amend or modify the Company's severance pay policy in effect as of April 1, 1999, other than with respect to requiring a binding waiver and release from the terminated employee prior to the payment of severance benefits.

            (b) Except for employees subject to collective bargaining agreements, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan of the Parent or the Surviv-ing Corporation, the Employees shall receive service credit for service with the Company and any of its subsidiaries to the same extent such service credit was granted under the Plans, subject to offsets for previously accrued benefits and to no duplication of benefits (except that no such credit shall be applied for benefit accrual or entitlement purposes under defined benefit pension plans). Such employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Effective Time occurs, to the extent that, following the Effective Time, they participate in any Parent Plan for which deductibles or co-payments are required. Parent agrees that it shall also cause each Parent Plan to waive (i) any pre-existing condition restriction which was waived under the terms of any analogous Plan immediately prior to the Effective Time or (ii) waiting period limitation which would otherwise be applicable to an Employee on or after the Effective Time to the extent such Employee had satisfied any similar waiting period limitation under an analogous Plan prior to the Effective Time.

            (c) Parent hereby acknowledges and agrees that consummation of the transactions contemplated by this Agreement constitute a "Change of Control" of the Company for purposes of the Plans.

            SECTION 6.6 Indemnification.

            (a) Parent agrees that all rights to indemnification now existing in favor of any director, officer, or employee of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. After the Effective Time, Parent agrees to cause the Surviving Corporation to honor all rights to indemnification referred to in the preceding sentence.

            (b) Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years (except as provided in the last sentence of this Section 6.6(b)) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, however, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof (which the Company represents to be not more than $400,000 for the 12-month period ending December 31, 1998) and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.6(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement and for a premium not in excess of the aggregate of the premiums set forth in the preceding sentence.

Notwithstanding the foregoing, at any time on or after the second anniversary of the Effective Time, Parent may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level of insurance coverage required under this Section 6.6(b) in lieu of causing to remain in effect any directors' and officers' liability insurance policy.

            (c) From and after the Effective Time, any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right, from and after the purchase of Shares pursuant to the Offer, to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent, provided that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that such person is not entitled to indemnification under applicable law.

            (d) In the event Parent or the Purchaser or any of their successors or assigns, (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.6, proper provision shall be made so that the successors and assigns of Parent and the Purchaser assume the obligations set forth in this Section 6.6.

            SECTION 6.7 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

            SECTION 6.8 Rights Agreement. The Company covenants and agrees that it will not (i) redeem the Rights, (ii) amend the Rights Agreement or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 15% or more of the Common Shares without causing a Distribution Date or a Triggering Event to occur.

            SECTION 6.9 State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, of any state takeover law.

            SECTION 6.10 No Solicitation.

            (a) The Company, its controlled affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or acquisition of any capital stock or any material portion of the assets of the Company or its subsidiaries, or any combination of the foregoing (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than the Purchaser, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that prior to the purchase of a majority of the Shares pursuant to the Offer, the Company may furnish information, pursuant to a customary confidentiality agreement with terms not more favorable to such third party than the Confidentiality Agreement, to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Acquisition Transaction for which all necessary financing is then in the judgment of the Company Board readily obtainable, if the Company Board determines in good faith by a vote of a majority of the members of the full Company Board that failing to take such action would create a reasonable likelihood of a breach of the fiduciary duties of the Company Board (after consultation and receipt of advice from its outside legal counsel to such effect) and such a proposal is, in the written opinion of each of SSB and J.P. Morgan, more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement as the same has been proposed to be amended by Parent pursuant to Section 6.10(b). This Section 6.10 shall not limit the Company's rights under Section 6.1 to effect specified divestitures.

            (b) From and after the execution of this Agreement, the Company shall promptly advise the Purchaser in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to the Purchaser a copy of any such proposal or inquiry, if it is in writing, relating to an Acquisition Transaction. The Company shall promptly advise Parent of any material development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Notwithstanding anything in this Agreement to the contrary, prior to the approval of an Acquisition Transaction by the Company Board in accordance with Section 8.1(e), Company shall give Parent sufficient notice of the material terms and conditions of any such Acquisition Transaction, and negotiate in good faith with Parent for a period of not less than three business days after receipt of a written proposal or a written summary of any oral proposal to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

            SECTION 7.1 Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

            (a) Stockholder Approval. The stockholders of the Company shall have duly approved the transactions contemplated by this Agreement, if required by applicable law.

            (b) Purchase of Shares. Parent, the Purchaser or any of their affiliates shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof.

            (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal any injunction or other order that may be entered; and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal.

            (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated and all approvals or consents listed on Section 5.3 of the Parent Disclosure Schedule (or waiting periods thereunder have been terminated or expired) (the "Foreign Approval Law") shall have been received or obtained.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENTS; WAIVER

            SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

            (a) by the mutual written consent of the Company, by action of its Board of Directors and Parent (in accordance with Section 1.3(c), if applicable);

            (b) by the Company if (i) the Purchaser fails to commence the Offer in violation of Section 1.1 hereof, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before October 31, 1999 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement;

            (c) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(c) if such party shall have materially breached this Agreement;

            (d) by Parent or the Company if any court or other Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

            (e) by the Company if, prior to the purchase of a majority of the Shares pursuant to the Offer in accordance with the terms of this Agreement, and following compliance with the Company of its obligations under Section 6.10, (i) the Company Board approves an Acquisition Transaction, for which all necessary financing is then in the judgment of the Company Board readily obtainable, on terms which a majority of the members of the full Company Board have determined in good faith after consultation and receipt of advice from its outside legal counsel to the effect that failing to take such action would create a reasonable likelihood of a breach of the fiduciary duties of the Company's Board, and (ii) such Acquisition Transaction is, in the written opinion of each of SSB and J.P. Morgan, more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by this Agreement (as the same has been proposed to be amended by Parent); provided that the termination described in this Section 8.1(e) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in
Section 8.3(b) including, without limitation, the Termination Fee (as hereinafter defined);

            (f) by Parent, if the Company breaches any of its covenants in Sections 6.3(c), 6.8 or 6.10, if the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, shall have approved or recommended another Acquisition Transaction, or shall have resolved to effect any of the foregoing (and such resolution shall be made public);

            (g) by Parent if the Minimum Condition (as defined in Annex I) shall not have been satisfied by the expiration date of the Offer and on or prior to such date (A) a third party shall have made or caused to be made a proposal or public announcement of a proposal to the Company or its stockholders with respect to (i) the acquisition of the Company by merger, tender offer or otherwise; (ii) a merger, consolidation or similar business combination with the Company or any of its subsidiaries; (iii) the acquisition of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, or any material asset of the Company or any of its subsidiaries; (iv) the acquisition of 50% or more of the outstanding Common Shares; (v) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or
(vi) the repurchase by the Company or any of its subsidiaries of 50% or more of the outstanding Common Shares at a price in excess of the Offer Price or (B) any person (including the Company or any of its affiliates or subsidiaries), other than Parent or any of its affiliates, shall have become the beneficial owner of more than 50% of the Common Shares.

            SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, employees or stockholders, other than the provisions of this Section 8.2 and Section 8.3, which shall survive any such termination. Nothing contained in this Article VIII shall relieve any party from liability for any breach of this Agreement.

            SECTION 8.3 Fees and Expenses.

            (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

            (b) In the event that this Agreement is terminated pursuant to
Section 8.1(e), (f) or (g) (B) or pursuant to Section 8.1(c) following the termination of the Offer by the Purchaser as a result of the failure to satisfy any of the conditions set forth in paragraph (c) (1) of Annex I, then the Company shall simultaneously with such termination (or, in the case of a termination by Parent, within one business day thereafter) reimburse Parent for the out-of-pocket fees and expenses of Parent and the Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Offer, this Agreement, the transactions contemplated hereby and any related financing up to a maximum of $25 million (collectively "Expenses"), and at the same time pay Parent a termination fee of $220 million (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. In the event that (x) this Agreement is terminated pursuant to Section 8.1(g)(A) or pursuant to Section 8.1(c) following the termination of the Offer by the Purchaser as a result of the failure to satisfy any of the conditions set forth in paragraph (c)(2), (3) or
(4) of Annex I, and (y) within twelve months of the date of such termination, the Company shall enter into an agreement for an Acquisition Transaction with any person other than Parent and its affiliates, then, prior to or simultaneously with entering into such agreement, the Company shall pay Parent the Termination Fee and reimburse Parent and the Purchaser for their Expenses, in each case in immediately available funds by wire transfer to an amount designated by Parent. Without limiting the foregoing, in the event this Agreement is terminated pursuant to Section 8.1(c) as a result of the failure to satisfy the conditions set forth in paragraph (e) of Annex I, then the Company shall promptly (and in any event with one business day after such termination) reimburse Parent for Expenses in immediately available funds by wire transfer to an account designated by Parent.

            (c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

            SECTION 8.4 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

            SECTION 8.5 Extension; Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

            SECTION 9.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 3.1 and Section 6.6 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

            SECTION 9.2 Entire Agreement; Assignment.

            (a) This Agreement (including the documents and the instruments referred to herein, including the Company Stock Option Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

            (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each other party, except that Parent may assign its rights and the Purchaser may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company provided that no such assignment shall relieve Parent of any liability for any breach by such assignee. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            SECTION 9.3 Validity. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect or the validity or enforceability of such provisions in any other jurisdiction.

            SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

            If to Parent or the Purchaser:

            Vivendi
            42, Avenue de Friedland
            75380 Paris Cedex 08
            France
            Attention: Guillaume Hannezo
            Fax: (011) 331-71-71-14-15

            with a copy to:

            Cabinet Bredin Prat
            130 rue du Faubourg Saint Honore
            75008
            Paris
            Attention: Elena M. Baxter, Esq.

            and:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019
            Telecopy: (212) 403-2000
            Attention: Daniel A. Neff, Esq.
                       Trevor S. Norwitz, Esq.

            If to the Company:

            United States Filter Corporation
            40-004 Code Street
            Palm Desert, California 92211
            Attention: Steve Stanczak, Esq.
            Fax:

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            300 South Grand Avenue
            Los Angeles, CA 90071-3144
            Telecopy: (213) 687-5600
            Attention: Rod A. Guerra, Jr., Esq.
                       Brian J. McCarthy, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

            SECTION 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            SECTION 9.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            SECTION 9.7 Counterparts. This Agreement may be executed in two or more counterparts, by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            SECTION 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Section 6.6, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            SECTION 9.9 Certain Definitions. As used in this Agreement:

            (a) the term "affiliate", as applied to any Person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

            (b) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act); and

            (c) the term "subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to 50% or more of the vote for the election of the board of directors or other governing body of such corporation or other entity or 50% or more of the profits of such corporation or other entity.

            SECTION 9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            SECTION 9.11 Jurisdiction.

            (a) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, the Court of Chancery of Delaware or the courts of the United States of America for the District of Delaware and, by execution and delivery of this Agreement, the Company, Parent and the Purchaser each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company, Parent and the Purchaser irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, Parent or the Purchaser at their respective addresses referred to in Section 9.4 hereof.

            (b) Each of Parent and the Purchaser hereby designates Vivendi North America, Inc. as its respective agent for service of process, and service upon Parent or the Purchaser shall be deemed to be effective upon service of Vivendi North America, Inc., 800 Third Avenue, 38th Floor, Attention: General Counsel, as aforesaid or of its successor designated in accordance with the following sentence. Parent or the Purchaser may designate another corporate agent or law firm reasonably acceptable to the Company and located in the Borough of

Manhattan, in the City of New York, as successor agent for service of process upon 30-days prior written notice to the Company.

            (c) The Company, Parent and the Purchaser each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

                             *        *        *

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                   VIVENDI


                                   By:  /s/ Jean-Marie Messier
                                       -----------------------------------------
                                       Name:  Jean-Marie Messier
                                       Title: Chairman and Chief Executive
                                              Officer


                                   EAU ACQUISITION CORP.


                                   By:  /s/ Jean-Marie Messier
                                       -----------------------------------------
                                       Name:  Jean-Marie Messier
                                       Title: President


                                   UNITED STATES FILTER CORPORATION


                                   By:  /s/ Richard J. Heckmann
                                       -----------------------------------------
                                       Name:  Richard J. Heckmann
                                       Title: Chairman  and Chief Executive
                                              Officer

                                                                         ANNEX I

                             CONDITIONS TO THE OFFER

            The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

            Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration date for the Offer (the "Expiration Date") that number of Shares which represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, and any applicable approvals or consents have not been obtained under any Foreign Approval Laws (or any applicable waiting periods thereunder have not expired or been terminated),
(iii) the Company shall not have delivered to the Purchaser and Parent a duly executed FIRPTA certificate in the form of Attachment 1 hereto, or (iv) at any time on or after the date of the Merger Agreement and prior to the time of payment for any Shares, any of the following events (each, an "Event") shall occur:

                  (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, ruling, condition, judgment, order or injunction enacted, enforced, promulgated, proposed, amended, issued or deemed applicable to the Offer, by any Governmental Entity that could reasonably be expected to, directly or indirectly: (1) make illegal or otherwise prohibit consummation of the Offer or the Merger, (2) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or a portion of the business or assets of the Company and its subsidiaries or compel Parent or the Purchaser to dispose of or hold separately all or a portion of the business or assets of Parent or the Purchaser or the Company and its subsidiaries, or seek to impose a limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (3) impose a limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, (4) require divestiture by Parent or the Purchaser of Shares, in the case of any of the foregoing in clauses (2), (3) or (4), which would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the respective businesses of the Company or Compagnie Generale des Eaux, or (5) result in a Material Adverse Effect on the Company or Parent;

                  (b) there shall be instituted or pending any action or proceeding by any Governmental Entity seeking any of the consequences referred to in clauses (1) through (4) of paragraph (a) above; or

                  (c) (1) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph (c) as set forth in Rule 13d-3 promulgated under the Exchange
      Act) of 50% or more of the outstanding Common Shares has been acquired by any person (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange
      Act), (2) the Company Board or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or approved or recommended any, merger, consolidation, other business combination, sale of material assets, takeover proposal or other acquisition of Common Shares other than the Offer and the Merger, (3) a third party shall have entered into a definitive agreement or a written agreement in principle with the Company with respect to a tender offer or exchange offer for any Common Shares or a merger, consolidation, other business combination with the Company or sale of material assets with or involving the Company or any of its subsidiaries (except as specifically permitted by Section 6.1 of the Merger Agreement), or (4) the Company Board or any committee thereof shall have resolved to do any of the foregoing (and such resolution shall be made public); or

                  (d) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

                  (e) (i) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or to Material Adverse Effect on the Company, shall not be true and correct as of the date of the Merger Agreement except where the failure or failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to adversely affect the value of the Company and its subsidiaries taken as a whole, in an amount equal to or in excess of $500 million, (ii) any of the representations and warranties of the Company set forth in Section 4.3 of the Merger Agreement shall not be true and correct (except for immaterial inaccuracies), as if such representations and warranties were made at the time of such determination; or (iii) the Company shall have breached or failed to observe or perform in any material respect any of its covenants or agreements under the Merger Agreement, provided, however, that any breach or failure to observe or perform by the Company which is capable of being cured without a material adverse effect upon the Company and its subsidiaries or Parent and its subsidiaries, shall not be deemed a breach or failure to observe or perform by the Company if, without a material adverse effect upon the Company and its subsidiaries or Parent and its subsidiaries, such breach or failure to perform or observe is cured by the Company within five business days after written notice thereof by Parent is provided; or

                  (f) any Consent (other than the filing of a certificate of merger or approval by the stockholders of the Company of the Merger if required by the General Corporation Law of Delaware) required to be filed, occurred or been obtained by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement, the Offer and the consummation of the transactions contemplated by this

      Agreement shall not have been filed or obtained or shall not have occurred except where the failure to obtain such Consent could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on the Company; or

                  (g) there shall have occurred, and continued to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Paris Bourse, (2) (excluding any coordinated trading halt-triggered solely as a result of a specified decrease in a market index and suspensions on limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (3) any decline of at least 35% in the CAC-40 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement, (4) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, France or the European Union, or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, or (5) in the case of any of the foregoing clauses (1) and (2) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

            The foregoing conditions (including those set forth in clauses (i), (ii) and (iii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any reasonable determination by the Purchaser concerning the events described in this Annex I will be final and binding on all parties.

                                                                      ANNEX II-A
                               LIST OF PARTIES TO
                               SUPPORT AGREEMENTS

Richard J. Heckmann
Andrew D. Seidel
Kevin L. Spence

Lion Advisors, L.P.

Apollo Investment Fund, L.P.

Lee M. Bass
John A. Cardwell
Jeffrey L. Hart
Fine Line Inc.
William P. Hallman, Jr.
Peter Sterling
Ardon E. Moore
Jason M. Taylor Grantor Trust
Ronda Leigh Taylor Grant Trust
Agua Partners

                                                                      ANNEX II-B

                                    FORMS OF
                               SUPPORT AGREEMENTS

                                 (see attached)

                                                                       ANNEX III

                         FORMS OF EMPLOYMENT AGREEMENTS

                                 (see attached)

                                                                        ANNEX IV

                                     FORM OF
                         COMPANY STOCK OPTION AGREEMENT

                                 (see attached)

                                                                    Attachment 1

                                     FORM OF
                          FIRPTA CERTIFICATE OF COMPANY

                               FIRPTA CERTIFICATE

            Reference is made to the Agreement and Plan of Merger by and among Vivendi, Eau Acquisition Corp. and United States Filter Corporation (the "Company") dated as of March 22, 1999 (the "Merger Agreement"). Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. In order to inform the transferee pursuant to Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3) that withholding of tax is not required upon the disposition by the holders of interests in the Company of their interests in the Company, the undersigned hereby certifies on behalf of the Company that:

            1. The address of the Company is: 40-004 Code Street, Palm Desert, California 92211

            2. The employer identification number of the Company is: 33-0266015

            3. The Company is not, will not be from the date hereof through the Effective Time (as defined in the Merger Agreement), and has not been during the applicable period specified in Code Section 897(c)(1)(A)(ii) a United States real property holding corporation (as defined in Code Section 897(c)(2)).

            Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority, as a responsible corporate officer, to sign this document on behalf of the Company.

                                   UNITED STATES FILTER CORPORATION


                                   By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                       Date: